Exhibit 99.1

               Southwest Community Bancorp Stock Listed on NASDAQ

     CARLSBAD, Calif.--(BUSINESS WIRE)--June 13, 2005--Southwest Community Bancorp (OTCBB:SWCB) today announced that its application for listing on the NASDAQ Small Cap Market has been approved. The company's common stock, which currently trades on the OTC Bulletin Board under the trading symbol SWCB, will commence trading on the NASDAQ Small Cap Market on Tuesday, June 14, 2005 under the trading symbol SWCB.
     Frank J. Mercardante, Chief Executive Officer of the Company, said, "We have been considering the NASDAQ listing for some time, and decided to proceed with filing an application earlier this year. We're pleased that we were able to meet the stringent listing requirements including corporate governance policies, stock price, market capitalization and shareholder equity. Over time, the listing should serve to increase awareness for SWCB in the investment community, increase liquidity, strengthen our investor base, expand the opportunity for research coverage and specifically enhance our exposure among institutional investors for which a NASDAQ listing is a preference or a regulatory requirement."
     Southwest Community Bancorp is the parent company for Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California, and a Loan Production Office in Glendale, California.
     For more information, visit our web site at www.swcbank.com.

     Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.


     CONTACT: Southwest Community Bancorp
              Frank J. Mercardante, 760-918-2620